Exhibit 99.1

Form of Nominee Agreement

Saba Capital Management, L.P.
405 Lexington Avenue, 58th Floor
New York, NY 10174

[____________], 2021

[Nominee]

[Business Address]

Dear [Nominee]:

This will confirm our understanding as follows:

You agree that you are willing, should we so elect, to become a member of a slate of nominees (the “Slate”) of an affiliate of Saba Capital Management, L.P. (the “Nominating Party”), to stand for election as a trustee of Eaton Vance Floating Rate Income Plus Fund, a Massachusetts business trust (the “Fund”), in connection with a proxy solicitation (the “Proxy Solicitation”) to be conducted by the undersigned and certain other parties in respect of the 2021 annual meetings of shareholders of the Fund expected to be held in or about 2021 (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the “Annual Meeting”) or appointment or election by other means. You further agree to serve as a trustee of the Fund if so elected or appointed. The undersigned agrees to pay all of the costs arising from the Proxy Solicitation (the “Proxy Related Costs”). For the avoidance of doubt, the undersigned shall not be obligated to pay any costs in connection with your role as a trustee of the Fund, if elected. If permissible, the undersigned also agrees to advance to you $2,500 upon our giving written notice to the Fund of our intent to nominate you as a trustee of the Fund at the Annual Meeting. This advancement is to cover the reimbursement of fees you incurred in connection with your nomination (including, but not limited to, legal fees, Fed Ex fees, etc.). You understand and agree that such advancement may not be paid to you, in the event that this Letter is terminated by the undersigned for Cause. “Cause” shall mean (i) fraud or willful misconduct by you, (ii) a violation by you of applicable laws, (iii) a breach of this letter by you or a misrepresentation in the Questionnaire (as defined below), or (iv) your refusal to serve as a nominee for the Boards of Trustees of the Fund or as a member of the Boards of Trustees of the Fund.

You understand that it may be difficult, if not impossible, to replace a nominee who, such as yourself, has agreed to serve on the Slate and, if elected or appointed, as a trustee of the Fund if such nominee later changes his mind and determines not to serve on the Slate or, if elected or appointed, as a trustee of the Fund. Accordingly, the undersigned is relying upon your agreement to serve on the Slate and, if elected or appointed, as a trustee of the Fund. In that regard, you will be supplied with a questionnaire (the “Questionnaire”) in which you will provide the undersigned with information necessary for the Nominating Party to use in creating the proxy solicitation materials to be sent to shareholders of the Fund and filed with the Securities and Exchange Commission in connection with the Proxy Solicitation.

You agree that (i) you will promptly complete and sign the Questionnaire, and return a copy to the person indicated in the Questionnaire, (ii) your responses in the Questionnaire will be true, complete and correct in all respects, and (iii) you will provide any additional information as may be reasonably requested by the undersigned. In addition, you agree that, concurrently with your execution of this letter, you will execute and return to the person indicated in the Questionnaire the attached instrument confirming that you consent to being nominated for election as a trustee of the Fund and, if elected or appointed, consent to serving as a trustee of the Fund. Upon being notified that we have chosen you, we may forward your consent and your completed Questionnaire (or summary thereof) to the Fund, and we may at any time, in our discretion, disclose such information, as well as the existence and contents of this letter. Furthermore, you understand that we may elect, at our expense, to conduct a background and reference check on you and you agree to complete and execute any necessary authorization forms or other documents required in connection therewith. You agree that the undersigned may use your name in any statement, filing, or other communication to the extent required by law or that is in accordance with applicable law and is reasonably required in connection with the Proxy Solicitation (including, without limitation, in its notice of nominations to the Fund, its proxy statement and its proxy card in connection with the Proxy Solicitation).

You further agree that (i) you will treat confidentially all information relating to the Proxy Solicitation which is non-public, confidential or proprietary in nature; (ii) neither you nor any of your affiliates will acquire or dispose of any securities of the Fund without the prior written approval of the undersigned; (iii) you will not issue, publish or otherwise make any public statement or any other form of communication relating to the Fund or the Proxy Solicitation without the prior written approval of the undersigned; and (iv) you will not agree to serve, or agree to be nominated to stand for election by the Fund or any other shareholder of the Fund (other than the undersigned), as a trustee of the Fund without the prior approval of the undersigned.

In consideration of your agreement to serve on the Slate, in addition to the Proxy Related Costs, the undersigned, solely on behalf of the private funds and accounts that hold shares of the Fund (excluding, for the avoidance of doubt, Saba Closed-End Funds ETF, which is not a party to this Letter), agree (severally but not jointly) that the undersigned will defend, indemnify and hold you harmless from and against any and all losses, claims, damages, penalties, judgments, awards, settlements, liabilities, costs, expenses and disbursements (including, without limitation, attorneys’ fees, costs, expenses and disbursements) (“Losses”) incurred by you in the event that you become a party, or are threatened to be made a party, to any civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal thereof, (i) relating, solely, to your role as a nominee for trustee of the Fund on the Slate, or (ii) otherwise arising from or in connection with or relating to the Proxy Solicitation. For the avoidance of doubt, the undersigned, solely on behalf of the funds and accounts that hold the Fund, shall not be obligated to indemnify, defend, or hold you harmless from and against any Losses based upon, relating to, arising from, or in connection with your service as a trustee of the Fund. Your right of indemnification hereunder shall continue after the Annual Meeting has taken place but only for events that occurred prior to the Annual Meeting and subsequent to the date hereof that are based upon, relating to, arising from, or in connection with the Proxy Solicitation. Anything to the contrary herein notwithstanding, the undersigned is not indemnifying you for any action taken by you or on your behalf that occurs from the time you were first contacted by the undersigned up to and before the date hereof or subsequent to the conclusion of the Proxy Solicitation or such earlier time as you are no longer a nominee on the Slate or for any actions taken by you as a trustee of the Fund, if you are elected or appointed. The indemnification to which you are entitled shall be reduced to the extent, if any, that the claim for indemnification is impacted by (i) you having been found to have engaged in a violation of any provision of state or federal law in connection with the Proxy Solicitation, unless you demonstrate that your action was taken in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of electing the Slate; (ii) you having acted in a manner that constitutes gross negligence, bad faith, fraud, intentional and material violations of law, criminal actions or material breach of the terms of this Letter or willful misconduct; (iii) you having provided false or misleading information, or omitted material information, in the Questionnaire or otherwise in connection with the Proxy Solicitation, or (iv) you being in breach of this letter. You shall promptly notify the undersigned in writing in the event of any third-party claims actually made against you or known by you to be threatened if you intend to seek indemnification hereunder in respect of such claims. In addition, upon your delivery of notice with respect to any such claim, the undersigned shall promptly assume control of the defense of such claim with counsel chosen by the undersigned. The undersigned shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent. The undersigned may not enter into any settlement of any claim without your consent unless such settlement includes (i) no admission of liability or guilt by you, and (ii) an unconditional release of you from any and all liability or obligation in respect of such claim.

Each of us recognizes that should you be elected or appointed to the Board of Trustees of the Fund all of your activities and decisions as a trustee will be governed by applicable law and subject to your fiduciary duties, as applicable, to the Fund and to the shareholders of the Fund and, as a result, that there is, and can be, no agreement between you and the undersigned that governs the decisions which you will make as a trustee of the Fund.

This Letter shall automatically terminate on the earliest to occur of (i) the conclusion of the Fund’s next annual meeting of shareholders (regardless of the outcome), (ii) your election or appointment to the Board of Trustees of the Fund or (iii) our communication to you of either our intent not to proceed with the Proxy Solicitation or to not include you or no longer include you in the Slate.

This letter sets forth the entire agreement between the undersigned and you as to the subject matter contained herein, and cannot be amended, modified or terminated except by a writing executed by the undersigned and you. This letter shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

Each of us hereby irrevocably and unconditionally consent to submit to the non-exclusive jurisdiction of the courts of the State of New York and of the United States of America in each case located in the County of New York for any litigation arising out of or relating to this letter, and waive any objection to the laying of venue of any litigation arising out of this letter in the courts of the State of New York or of the United States of America in each case located in the County of New York and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

Should the foregoing agree with your understanding, please so indicate in the space provided below, whereupon this letter will become a binding agreement between us.

Very truly yours,

SABA CAPITAL MANAGEMENT, L.P.

By:	/s/ Michael D’Angelo
	Name:	Michael D’Angelo
	Title:	General Counsel

SABA CAPITAL MANAGEMENT, GP, LLC

By:	/s/ Michael D’Angelo
	Name:	Michael D’Angelo
	Title:	Authorized Signatory

Agreed to and accepted as of the date first written above:

By:	/s/ Michael D’Angelo
	Name:	Michael D’Angelo